Exhibit 8(b)
LEHMAN BROTHERS FUNDS, INC.

AMENDMENT TO CUSTODY AGREEMENT


	This Amendment to the Custody Agreement (the "Custody Agreement") dated August 2, 1993 by and between Lehman Brothers Funds, Inc. (the "Company") and Boston Safe Deposit and Trust Company is entered into as of the 27th day of January, 1994.

	WHEREAS, the Company currently anticipates adding several new portfolios to the Company's two existing portfolios, Daily Income Fund and Municipal
Income Fund (together, the "Existing Funds"); and

	WHEREAS, the Custody Agreement makes reference to the Existing Funds only;

	NOW, THEREFORE, the parties hereto hereby agree to amend the Custody Agreement as follows:

	1.	The phrase "on behalf of its Daily Income Fund and Municipal
Income Fund" contained in the first sentence of the introductory paragraph of the Custody Agreement is hereby deleted and the phrase "on behalf of each investment portfolio offered by the Company and to be offered by the Company" is hereby substituted therefor.

	2.	Paragraph (a) of Section 16 of the Custody Agreement is hereby deleted in its entirety and the following paragraph is substituted therefor:

		"(a) This Agreement will become effective with respect to a series of the Company as of the day on which such series commences its investment operations and shall remain in force unless terminated pursuant to the provisions of subparagraph (b) of this Section 16."

	3.	All other terms and conditions of the Custody Agreement shall remain in full force and effect.

* * * * * * * * *


	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date set forth above.

LEHMAN BROTHERS FUNDS, INC.


By:	/s/ Clinton J. Kendrick
	Name: Clinton J. Kendrick
	Title: Chairman of the Board


BOSTON SAFE DEPOSIT AND TRUST COMPANY


By:	/s/ Sheila S. Crawford
	Name: Sheila S. Crawford
	Title: Vice President


SHARED\GLOBAL\LEHMBROS\AGRMTS\AMENCUST.DOC